                                                                   Exhibit 23.01



                         Consent of Independent Auditors

The Board of Directors Micronics Computers, Inc.

        We consent to incorporation by reference in the registration statements (Nos. 33-89588, 33-83880, 33-67468, 33-47885, and 33-42048) on Form S-8 of
Micronics Computers, Inc. of our report dated November 7, 1997, except as to
Note 12 which is as of November 24, 1997, relating to the consolidated balance sheets of Micronics Computers, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997 and related schedule, which report appears in the September 30, 1997 annual report on Form 10-K of Micronics Computers, Inc.

                                                /s/ KPMG Peat Marwick LLP

San Jose, California
December 26, 1997